Exhibit 99.1

For Immediate Release

Contact:	Dennis Craven, CFO	Mark Murphy, General Counsel
	Innkeepers USA Trust	Innkeepers USA Trust
	Telephone: (561) 227-1302	Telephone: (561) 227-1336

INNKEEPERS USA TRUST PROVIDES BUSINESS UPDATE

PALM BEACH, Fla., April 13, 2010 – Innkeepers USA Trust (OTC: INKPP) today announced that it did not make certain scheduled monthly interest payments on certain of its debt obligations and may not make future payments on certain of its debt and franchisor obligations. As a result of the challenging economic conditions facing the hotel industry, Innkeepers’ board of trustees has determined it is in the best interest of Innkeepers’ stakeholders to take measures to preserve the company’s value, protect the company’s relationships with its franchisor partners, customers, vendors and employees and to maintain sufficient financial resources to continue normal daily operations. Accordingly, Innkeepers also announced that it had retained the services of financial and legal advisors to assist the company in an evaluation of financial alternatives, including a potential restructuring of the company’s balance sheet.

“Innkeepers has a long history as a leader in the branded extended-stay hotel segment,” commented Marc Beilinson, chief restructuring officer of Innkeepers. “It is our goal to preserve the company’s reputation as a leader in the industry and continue to serve our guests at each of our 73 hotels.” Beilinson said that all hotels owned by Innkeepers are open and operating in the ordinary course of business and that all hotel and corporate employees will continue to be paid and receive benefits as usual.

The company will have no further comment at this time about this matter beyond what is contained in this press release.

Innkeepers USA Trust is a real estate investment trust (REIT) and a leading owner of upscale and extended-stay hotel properties throughout the United States. The company currently owns interests in 73 hotels with approximately 10,000 rooms in 19 states and the District of Columbia.